Exhibit 10.2

Agreement to Serve as Corporate the Director

This agreement to serve as a corporate director (the “Agreement”) is made and entered into by and between Puget Technologies, Inc. (“PUGET”), a publicly held Nevada corporation subject to reporting requirements under the Securities Exchange Act of 1934, as amended pursuant to Sections 13 and 15(d) thereof (“PUGET” and the “Exchange Act,” respectively); and, the person specifically identified on exhibit 0.1 annexed hereto and made a part hereof (the “the Director”; the Director and PUGET being hereinafter collectively referred to as the “Parties” and generically as a “Party”).

Recitals:

Whereas, the Director either currently serves as a member of PUGET’s board of directors or is to be nominated for election to PUGET’s board of directors at the next annual meeting of PUGET’s stockholders (the “Annual Meeting”); and

Whereas, PUGET has required, as a condition to nomination for service on its board of directors, that all nominees by the current board of directors enter into a form of agreement that delineates the proposed director’s rights, duties and responsibilities; and

Whereas, the Parties agree that this Agreement provides important directives outlining the duties, obligations, responsibilities and rights that are expected by members of PUGET’s board of directors and the Director desires to be elected as a member of PUGET’s board of directors and to serve thereon in compliance with the requirements of this Agreement and PUGET’s bylaws:

Now, therefore, in consideration of the above recitals, the terms and conditions hereinafter set forth, and for their mutual reliance, the Parties hereto agree as follows:

Witnesseth:

Article One: Term, Renewals, Earlier Termination

1.1           Term.

(A)	Subject to the provisions set forth herein, the term of this Agreement shall be deemed to commence on the earlier to occur of the date of this Agreement, if the Director is already a member of PUGET’s board of directors or immediately following the Director’s election to PUGET’s board of directors and shall expire at such time as the Director is no longer serving as a member of PUGET’s board of directors, for whatever reason.

(B)	In the event that the Director is reelected or otherwise serves as a member of PUGET’s board of directors after the expiration of the Director’s current or initial term hereafter, then, unless a new agreement pertaining to the Director’s role as a member of PUGET’s board of directors is entered into specifically superseding the provisions of this Agreement, this Agreement shall be deemed continuingly self-renewing for so long as, or whenever the Director serves as a member of PUGET’s board of directors, with the compensation called for hereunder being duplicated for the ensuing year on terms modified solely as follows:

(1)	The term and exercise period of the new Director Options (which means mean the Qualified Incentive Stock Options issued to the Director as compensation pursuant to the terms of this Agreement, in accordance with applicable provisions of the Code and with rules and regulations of the Service and the Commission), shall be modified to reflect, as closely as possible, terms materially similar to those that applied to the Director Option described in Section 3.1 of this Agreement; and

Please Initial:                  NHC: _____                    Director: _____

(2)	The exercise price shall be the lowest exercise price permitted under PUGET’s then current Qualified Incentive Stock Option Plan (“Qualified Incentive Stock Option Plan” shall mean the right to acquire corporate securities with provisions designed to incentivize performance with potentially favorable Tax benefits (e.g., profits on Qualified Incentive Stock Options’ are usually deferred until they are exercised and the underlying securities are sold, and are then taxed at the capital gains rate, not the higher rate for ordinary income), based on the closing last transaction price of PUGET’s common stock on the last day of the year preceding the immediately preceding term of this Agreement or any extensions thereof.

(3)	The number of Director Options shall be prorated based on the part of the year during which the Director serves and based on the roles in which the Director serves on PUGET’s board of directors in accordance with the formula hereinafter set forth.

1.2          Earlier Termination.

(A)	PUGET shall have the right to terminate this Agreement prior to the expiration of its Term, subject to the provisions of Section 1.3, for the following reasons:

(1)	For Cause:

(a)	PUGET may terminate the Director’s rights under this Agreement at any time for cause.

(b)	Such termination shall be evidenced by written notice thereof to the Director, which notice shall specify the cause for termination.

(c)	For purposes hereof, the term “cause” shall mean:

(i)	The inability of the Director, through sickness or other incapacity, to discharge his or her duties under this Agreement for 30 or more consecutive days or for a total of 45 or more days in a period of twelve consecutive months;

(ii)	Dishonesty; theft; or conviction of a crime involving moral turpitude;

(iii)	Material default in the performance of his or her obligations, services or duties required under this Agreement or materially breach of any provision of this Agreement, which default or breach has continued for five days after written notice of such default or breach.

(2)	Discontinuance of Business:

In the event that PUGET discontinues operating its business, this Agreement shall terminate as of the last day of the month on which it ceases operation with the same force and effect as if such last day of the month were originally set as the termination date hereof; provided, however, that a reorganization of PUGET shall not be deemed a termination of its business.

(3)	Death:

This Agreement shall terminate immediately on the Director’s death; however, all accrued compensation at such time shall be promptly paid to the Director’s estate.

Please Initial:                  NHC: _____                    Director: _____

1.3          Final Settlement.

Upon termination of this Agreement and payment to the Director of all amounts due him or her hereunder, the Director or his or her representative shall execute and deliver to the terminating entity on a form prepared by the terminating entity, a receipt for such sums and a release of all claims, except such claims as may have been submitted pursuant to the terms of this Agreement and which remain unpaid, and, shall forthwith tender to PUGET all records, manuals and written procedures, as may be desired by it for the continued conduct of its business.

Article Two: Performance of Duties as the Director

2.1          Performance of Duties

(A)	The Director shall perform his or her duties as a member of PUGET’s board of directors, including duties as a member of any committee of PUGET’s board of directors upon which he or she or she may serve, pursuant to the requirements set forth in PUGET’s certificate of incorporation and bylaws (its “Constituent Documents”), in good faith, in a manner he or she or she reasonably believes to be in the best interests of PUGET, and with such care as is legally required for members of boards of directors under the laws of the State of Florida, the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) and the rules and regulations imposed by any markets or exchanges on which PUGET’s securities are traded, including, without limitations, rules and regulations imposed by FINRA, unless a higher standard of care is specified in PUGET’s Constituent Documents.

(B)	In performing his or her duties, the Director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by:

(1)	One or more officers or employees of PUGET whom the Director reasonably believes to be reliable and competent in the matters presented;

(2)	Legal counsel, public accountants or other persons as to matters which the Director reasonably believes to be within such persons’ professional or expert competence; or

(3)	A committee of PUGET’s board of directors upon which he or she or she does not serve, duly designated in accordance with a provision of PUGET’s certificate of incorporation or bylaws, as to matters within its designated authority, which committee the Director reasonably believes to merit confidence.

(C)	The Director shall not be considered to be acting in good faith if he or she has knowledge (“knowledge” shall mean after reasonable inquiry by a senior executive officer of the legal entity on whose behalf the assertion is made and will include information that such legal entity should have had in the exercise of reasonable diligence), concerning the matter in question that would cause such reliance described in Section 2.1(B) to be unwarranted.

(D)	If the Director is present at a meeting of PUGET’s board of directors at which action on any corporate matter is taken it shall be presumed that he or she assented to the action taken unless he or she votes against such action or abstains from voting in respect thereto because of an asserted conflict of interest.

Please Initial:                  NHC: _____                    Director: _____

(E)	If the Director is requested to provide comments on any corporate matters through a written request delivered by hand, mail, fax or e-mail, then, unless he or she affirmatively provides written comments thereto or specifies in a written response that he or she is unable or unwilling to provide comments thereto, he or she shall be presumed to have approved the matter as accurate, complete and not misleading, and if he or she has indicated his or her inability or unwillingness to comment on more than three occasions within any fiscal year, he or she shall be presumed to have refused to perform his or her duties as a member of PUGET’s board of directors in a manner justifying his or her removal therefrom for cause under this Agreement.

2.2          Director Conflicts of Interest

(A)	Neither the Director nor any affiliate, (“affiliate” meaning an entity or a person that controls, is controlled by or is under common control with another person and their immediate families), thereof will enter into any contract or other transaction with PUGET unless the fact of such relationship or interest is disclosed or known to PUGET’s board of directors or committee which authorizes, approves or ratifies the contract or transaction and it is approved by a vote or consent sufficient for the purpose without counting the vote or consent of the Director ; and, if stockholder approval is required, the fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent. The Director may be counted in determining the presence of a quorum at a meeting of PUGET’s board of directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

2.3          Performance and Attendance

(A)	The Director will serve on PUGET’s board of directors and on such committees of PUGET’s board of directors as to which he or she is appointed and will discharge his or her duties thereunder in good faith, using his or her best efforts on behalf of PUGET and its stockholders.

(B)	The Director shall use his or her best efforts to participate in a timely manner in all meetings of PUGET’s board of directors or of committees thereof to which he or she has been appointed or elected, and if unavailable in person, to make arrangements to participate by teleconference or other legally available means.

(C)	In the event that the Director fails to participate in a meeting of PUGET’s board of directors or of committees thereof to which he or she has been appointed or elected, the Director shall promptly acquaint himself with all matters transacted at such meeting and if practical, shall provide the board of directors or committee involved with supplemental input and advice on all such matters and if appropriate and possible, shall request reconsideration of any material matters as to which his or her participation would have affected the result of actions taken.

(D)	In the event that the Director misses more than 20% of the meetings of PUGET’s board of directors or of committees thereof to which he or she has been appointed or elected, the Director will, at the option of PUGET’s board of directors, be presumed to have resigned from the board of directors prior to the expiration of the term of this Agreement based on an inability to dedicate required time to the affairs of PUGET and this Agreement shall be presumptively be deemed the instrument of such resignation.

(E)	The Director shall be responsible, together with the other members of the board of directors, for review and approval prior to filing of all data that PUGET is required to file with the Commission, with FINRA, with the United States Internal Revenue Service (the “Service”) and with comparable state and local agencies.

Please Initial:                  NHC: _____                    Director: _____

(F)	If a member of the regulatory affairs or audit committees, the Director shall be responsible for using reasonable efforts to assist its chairman to assure that PUGET and all of its subsidiaries develop and implement information gathering, retention and transmittal procedures that comply with all applicable legal and auditing requirements, that PUGET and its subsidiaries promptly transmit required data to PUGET’s auditors and legal counsel and that PUGET’s auditors and legal counsel prepare and pass upon materials that PUGET is required to file with the Commission, FINRA or the Service, on a timely basis, adequate for review, comment and correction by all appropriate personnel, including management of PUGET and its subsidiaries, as well as the members of their boards of directors, attorneys and advisors, at least three business days prior to the legally mandated filing dates.

(G)	If a member of the audit committee, the Director shall be responsible, together with the other members of the audit committee, for suggesting auditor candidates to PUGET’s board of directors and stockholders in compliance with applicable requirements of the Public Company Accounting Oversight Board and for rejecting any auditors that any member of the audit committee deems unsatisfactory based on their qualifications, reputation, prices or geographic location, provided that such member must specify in writing, all reasons for such rejection and the committee, voting as a whole, must pass upon such rejection by majority vote, forwarding such result to the board of directors for appropriate action.

2.4          Resignation

Unless he or she is the sole serving member of PUGET’s board of directors, the Director may resign at any time by providing PUGET’s board of directors with written notice indicating the Director’s intention to resign and the effective date thereof.; provided, however, that resignation, whether voluntary or presumptive (as provided above) shall result in a forfeiture of all rights to compensation under this Agreement, other than as to compensation that has accrued pursuant to the provisions of this Agreement.

Article Three: Compensation

3.1           The Director’s Plan Options

(A)	The Director shall be compensated for his or her services as a member of PUGET’s board of directors and committees thereof with Capital Stock purchase options issuable under the terms and provisions of PUGET’s then current Non-Qualified Stock Option & Stock Incentive Plan in the manner set forth in exhibit 3.1(A) annexed hereto and made a part hereof (the “Incentive Equity Compensation.

(B)	All non-vested options will, unless earlier forfeited, shall become vested at the end of the second fiscal year after they were awarded.

(C)	Exercise of the foregoing options will be subject to the condition precedent that the Director comply on a timely basis with all personal reporting obligations to the Commission pertaining to his role with PUGET and that the Director-Designee serve in the designated positions providing all of the services required thereby prudently and in good faith.

(D)	The securities to be issued as compensation under this Agreement (the “Securities”) will be issued without registration under the provisions of Section 4 of the Securities Act or the securities regulatory laws and regulations of the Director’s state of domicile pursuant to exemptions provided pursuant to Section 3(a)(2) of the Act and comparable provisions of the Blue Sky Laws of the Director’s state of domicile; and

Please Initial:                  NHC: _____                    Director: _____

(1)	The Director shall be responsible for preparing and filing any reports concerning this transaction with the Commission and with the Blue Sky Law regulatory authorities of his or her state of domicile, and for payment of any required filing fees (none being expected);

(2)	All of the Securities will bear legends restricting their transfer, sale, conveyance or hypothecation unless such Securities are either registered under the provisions of Section 5 of the Act and under the Blue Sky Laws of his or her state of domicile, or an opinion of legal counsel, in form and substance satisfactory to legal counsel to PUGET is provided to PUGET’s General Counsel to the effect that such registration is not required as a result of applicable exemptions therefrom;

(3)	PUGET’s transfer agent shall be instructed not to transfer any of the Securities unless the General Counsel for PUGET advises it that such transfer is in compliance with all applicable laws;

(4)	The Director hereby represents that in any such instance, he or she is acquiring the Securities for his own account, for investment purposes only, and not with a view to further sale or distribution; and

(5)	The Director or his or her advisors must represent and warrant that he, she or they have examined information concerning PUGET contained on the Commission’s Internet web site at www.sec.gov, in the EDGAR archives, as well as PUGET’s books and records and have questioned PUGET’s officers and directors as to such matters involving PUGET as he or she or she deemed appropriate.

(C)	In the event that PUGET files a registration or notification statement with the Commission or any state securities regulatory authorities registering or qualifying any of its securities for sale or resale to the public as free trading securities, it will notify the Director of such intent at least 15 business days prior to such filing, and shall, if requested by him or her, include any shares theretofore issued upon exercise of the Director Options in such registration or notification statement, provided that the Director cooperates in a timely manner with any requirements for such registration or qualification by notification, including, without limitation, the obligation to provide complete and accurate information therefor; and, provided further that, the inclusion of such securities in such notification or registration statement is not deemed by any participating underwriter to be detrimental to a proposed offering of PUGET’s securities to the public or to the price or liquidity of PUGET’s publicly held securities.

3.2          Contingent Compensation

In addition to the compensation described above and in Section 3.1 (unless comparable compensation is provided for under the terms of a separate employment or consulting agreement):

(A)	In the event that the Director arranges or provides funding for PUGET on terms more beneficial than those reflected in PUGET’s current principal financing agreements, copies of which are included among PUGET’s records available through the SEC’s EDGAR web site, subject to applicable licensing requirements, the Director shall be entitled, at his or her election, to either:

(1)	A fee equal to 5% of such savings, on a continuing basis; or

Please Initial:                  NHC: _____                    Director: _____

(2)	If equity funding is provided through the Director or any affiliates thereof, a discount of 5% from the bid price for the subject equity securities, if they are issuable as free trading securities, or, a discount of 25% from the bid price for the subject equity securities, if they are issuable as restricted securities (as the term restricted is used for purposes of Commission Rule 144); and

(3)	If equity funding is arranged for PUGET by the Director and PUGET is not obligated to pay any other source compensation in conjunction therewith, other than the normal commissions charged by broker dealers in securities in compliance with the compensation guidelines of the FINRA, the Director shall be entitled to a bonus in a sum equal to 5% of the net proceeds of such funding.
(B)	In the event that the Director generates business for PUGET, then, on any sales resulting therefrom, the Director shall be entitled to a commission equal to 5% of the Net Profits derived by PUGET therefrom for a period of two years.

3.3          Finders Fees

During the term of this Agreement the Director will be entitled to 4.9% of the purchase price amount of any business which Director brings to PUGET and PUGET closes a deal with. If said purchase price is adjusted after the closing, PUGET shall have the option to claw back the difference in the amount of the new purchase price. Direct and PUGET agree that said 4.9% shall become earned upon the closing of said business by PUGET.

3.4          Indemnification.

PUGET will defend, indemnify and hold the Director harmless from all liabilities, suits, judgments, fines, penalties or disabilities, including expenses associated directly, therewith (e.g. legal fees, court costs, investigative costs, witness fees, etc.) resulting from any reasonable actions taken by him or her in good faith on behalf of PUGET, its affiliates or for other persons or entities at the request of the board of directors of PUGET, to the fullest extent legally permitted, and in conjunction therewith, shall assure that all required expenditures are made in a manner making it unnecessary for the Director to incur any out of pocket expenses; provided, however, that the Director permits PUGET to select and supervise all personnel involved in such defense and that the Director waives any conflicts of interest that such personnel may have as a result of also representing PUGET, their stockholders or other personnel and agrees to hold them harmless from any matters involving such representation, except such as involve fraud or bad faith.

Article Four: Special Covenants

4.1          Confidentiality.

(1)	The Director acknowledges that, in and as a result of his duties hereunder, he or she will be developing for PUGET, making use of, acquiring and/or adding to, confidential information of special and unique nature and value relating to such matters as PUGET’s trade secrets, systems, procedures, manuals, confidential reports, personnel resources, strategic and tactical plans, advisors, clients, investors and funders; consequently, as material inducement to the entry into this Agreement by PUGET, the Director hereby covenants and agrees that he or she shall not, at any time during or following the terms of his service as a member of PUGET’s board of directors, directly or indirectly, personally use, divulge or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to him or her as a result of his association with PUGET, or PUGET’s affiliates.

(2)	In the event of a breach or threatened breach by the Director of any of the provisions of this Section 4.1, PUGET, in addition to and not in limitation of any other rights, remedies or damages available to PUGET, whether at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by the Director , or by the Director’s partners, agents, representatives, servants, employers, employees, affiliates and/or any and all persons directly or indirectly acting for or with him or her.

Please Initial:                  NHC: _____                    Director: _____

4.2          Special Remedies.

In view of the irreparable harm and damage which would undoubtedly occur to PUGET as a result of a breach by the Director of the covenants or agreements contained in this Article Four, and in view of the lack of an adequate remedy at law to protect PUGET’s interests, the Director hereby covenants and agrees that PUGET shall have the following additional rights and remedies in the event of a breach hereof:

(A)	The Director hereby consents to the issuance of a permanent injunction enjoining him or her from any violations of the covenants set forth in Section 4.1 hereof; and

(B)	Because it is impossible to ascertain or estimate the entire or exact cost, damage or injury which PUGET may sustain prior to the effective enforcement of such injunction, the Director hereby covenants and agrees to pay over to PUGET, in the event he or she violates the covenants and agreements contained in Section 4.2 hereof, the greater of:

(1)	Any payment or compensation of any kind received by him or her because of such violation before the issuance of such injunction, or

(2)	The sum of One Thousand ($5,000.00) Dollars per violation, which sum shall be liquidated damages, and not a penalty, for the injuries suffered by PUGET as a result of such violation, the Parties hereto agreeing that such liquidated damages are not intended as the exclusive remedy available to PUGET for any breach of the covenants and agreements contained in this Article Four, prior to the issuance of such injunction, the Parties recognizing that the only adequate remedy to protect PUGET from the injury caused by such breaches would be injunctive relief.

4.3          Cumulative Remedies.

The Director hereby irrevocably agrees that the remedies described in Section 4.3 hereof shall be in addition to, and not in limitation of, any of the rights or remedies to which PUGET is or may be entitled to, whether at law or in equity, under or pursuant to this Agreement.

4.4          Acknowledgment of Reasonableness.

(A)	The Director hereby represents, warrants and acknowledges that he or she has carefully read and considered the provisions of this Article Five and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of PUGET, its officers, other directors and employees; consequently, in the event that any of the above-described restrictions shall be held unenforceable by any court of competent jurisdiction, the Director hereby covenants, agrees and directs such court to substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and, the Director hereby covenants and agrees that if so modified, the covenants contained in this Article Five shall be as fully enforceable as if they had been set forth herein directly by the Parties.

Please Initial:                  NHC: _____                    Director: _____

(B)	In determining the nature of this limitation, the Director hereby acknowledges, covenants and agrees that it is the intent of the Parties that a court adjudicating a dispute arising hereunder recognize that the Parties desire that this covenant not to compete be imposed and maintained to the greatest extent possible.

4.5          Unauthorized Acts.

The Director hereby acknowledges that his or her role as a member of PUGET’s board of directors does not confer agency authority with respect to PUGET and hereby covenants and agrees that he or she will not do any act or incur any obligation on behalf of PUGET of any kind whatsoever, except as authorized by its board of directors or by its stockholders pursuant to duly adopted board or stockholder action.

4.6          Covenant not to Disparage

The Director hereby irrevocably covenants and agrees that during the term of this Agreement and after its termination, he or she will refrain from making any remarks that could be construed by anyone, under any circumstances, as disparaging, directly or indirectly, specifically, through innuendo or by inference, whether or not true, about PUGET, its constituent members, or their officers, directors, stockholders, employees, agent or affiliates, whether related to the business of PUGET, to other business or financial matters or to personal matters.

Article Five: Agreement to Comply with Legal Restrictions.

5.1          PUGET Securities.

(A)	The Director is the record and beneficial owner of the PUGET securities shown on exhibit 5.1(A) annexed hereto and made a part hereof (the “PUGET Securities Currently Owned by the Director”), which at the date hereof are free and clear of any liens, claims, options, charges or other encumbrances; does not beneficially own any other PUGET securities and, has full power and authority to make, enter into and carry out the terms of this Agreement.

(B)	The Director agrees that any PUGET securities that he or she purchases or with respect to which he or she otherwise acquires record or beneficial ownership after the date of this Agreement (“New PUGET Securities”) shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned prior to the date of this Agreement.

(C)	The Director has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform the Director-Nominee’s obligations hereunder.

(D)	The Director has no present plan or intention (a “Plan”) to sell, transfer, exchange, pledge or otherwise dispose of, including by means of a distribution by a partnership to its partners, or a corporation to its stockholders, or any other transaction which results in a reduction in the risk of ownership (any of the foregoing being hereinafter referred to generically as a “Sale”) of any of the PUGET securities that the Director currently owns or may acquire during the term of this Agreement, or any securities that may be paid as a dividend or otherwise distributed thereon with respect thereto or issued or delivered in exchange or substitution therefor.

(E)	If any of the Director’s representations in this Agreement cease to be true at any during the term of this Agreement, the Director will deliver to PUGET’s general counsel a written statement to that effect, specifying the nature of the change signed by the Director.

Please Initial:                  NHC: _____                    Director: _____

5.2           Transfer or Encumbrance.

(A)	The Director agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber the Director’s PUGET securities or any New PUGET Securities acquired or to make any offer or agreement relating thereto during the time that the Director serves on PUGET’s board of directors and for an additional period of 90 days thereafter (the term of this agreement), except:

(1)	During such periods following the filing by PUGET of reports with the Securities and Exchange Commission as may be determined by the regulatory compliance committee of PUGET’s board of directors to provide currency of information required to avoid violation of restrictions under the Securities Act and the Exchange Act against trading on inside information.

(2)	In full compliance with the requirements of:

(a)	Rule 144 promulgated by the Commission under authority granted by the Securities Act;

(b)	Sections 13D and 16(a) of the Exchange Act, including requirements pertaining to timely filing of Commission Forms 3, 4 and 5 or Schedule 13-D; and

(3)	In full compliance with the procedures established by PUGET (including requirements imposed upon its transfer agent) to assure compliance with the foregoing.

(B)	No transactions permitted pursuant to Section 5.2(A) shall be effected until:

(1)	Legal counsel representing the Director (which legal counsel is reasonably satisfactory to PUGET), shall have advised PUGET in a written opinion letter satisfactory to PUGET and PUGET’s legal counsel, and upon which PUGET and its legal counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition and that all requirements under the Exchange Act, including Sections 13 and 16 thereof have been complied with; or

(2)	A registration statement under the Securities Act covering PUGET’s Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the Securities and Exchange Commission (the “Commission”) and made effective under the Securities Act; or

(3)	An authorized representative of the Commission shall have rendered written advice to the Director (sought by the Director-Nominee or the Director-Nominee’s legal counsel, with a copy thereof and all other related communications delivered to PUGET) to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take any action, with respect to the proposed disposition if consummated; or

(4)	PUGET’s general counsel and president shall have specifically consented to the transaction in wiring pursuant to authority delegated in a specific resolution of the regulatory affairs committee of PUGET’s board of directors.

Please Initial:                  NHC: _____                    Director: _____

(C)	The Director also understands and agrees that stop transfer instructions will be given to PUGET’s transfer agent with respect to certificates evidencing his or her PUGET securities and that there will be placed on the certificates evidencing his or her PUGET securities legends stating in substance:

“The securities represented by this certificate were issued without registration under the Securities Act of 1933, as amended, or comparable state laws in reliance on the provisions of Section 4(a)(2) of such act, and comparable state law provisions or they have been held by a person deemed a control person under Commission Rule 144 and subject to reporting obligations under Section 13D of the Exchange Act and to reporting obligations and trading restrictions under Section 16(a) of the Exchange Act. These securities may not be transferred pledged or hypothecated unless they are first registered under applicable federal, state or foreign laws, or the transaction is demonstrated to be exempt from such requirements to the Company’s satisfaction, and, all required reports pertaining thereto, including Commission Forms 3, 4, 5 and 144 and Commission Schedule 13D have been filed with the Commission.”

(D)	Notwithstanding the foregoing, neither PUGET nor Puget currently have any securities registered under Sections 12(b) or (g) of the Exchange Act and thus, its shareholders are not currently subject to the provisions of Sections 12 or 13D thereof.

5.3          No Proxy Solicitations.

The Director will not, and will not permit any entity under his control to, solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any meetings of PUGET’s stockholders, initiate a stockholders’ vote or action by consent of PUGET stockholders with respect to any stockholders action, or become a member of a “group” [as such term is used in Section 13(d) of the Exchange Act] with respect to any voting securities of PUGET.

5.4          No Limitation on Discretion as the Director.

This Article is intended solely to apply to the exercise by the Director in his individual capacity of rights attaching to ownership of the PUGET securities and nothing herein shall be deemed to apply to, or to limit in any manner the discretion of the Director with respect to, any action which may be taken or omitted by him or her acting in his fiduciary capacity as a member of PUGET’s board of directors or any committee thereof.

Article Six: Miscellaneous

6.1           Notices.

All notices, demands or other written communications hereunder shall be in writing, and shall be deemed to have been duly given on the fifth business day after mailing by United States registered or certified mail, return receipt, postage prepaid, or, if provided by immediate electronic communication, on the date so provided, as set forth below:

To the Director: At the address, email and telephone numbers set forth in exhibit 0.1;

To PUGET: Karen Lynn Fordham, President; Puget Technologies, Inc.; 1200 North Federal Highway, Suite 200-C; Boca Raton, Florida 33432, with an email copy to kfordham@pugettechnologies.com; and

Please Initial:                  NHC: _____                    Director: _____

in each case, with copies to such other address or to such other persons as any Party shall designate to the others for such purposes in the manner hereinabove set forth.

6.2           Amendment.

No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by Parties.

6.3           Merger.

This instrument, together with the instruments referred to herein, contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein, and all prior agreements whether written or oral are merged herein and shall be of no force or effect.

6.4           Survival.

The several representations, warranties and covenants of the Parties contained herein shall survive the execution hereof and shall be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

6.5           Severability.

If any provision or any portion of any provision of this Agreement, other than a conditions precedent, if any, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

6.6           Governing Law and Venue.

This Agreement shall be construed in accordance with the laws of the State of Florida and any proceeding arising between the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be held in Palm Beach County, Florida.

6.7          Conflict Resolution.

(A)	In any action between the Parties to enforce any of the terms of this Agreement or any other matter arising from this Agreement, the prevailing Party shall be entitled to recover its or his costs and expenses, including reasonable attorneys’ fees up to and including all negotiations, trials and appeals, whether or not litigation is initiated. The Parties agree to waive a Jury trial and if any said action should be brought in a public forum, said action shall be ruled upon by a bench trial.

(B)	In the event of any dispute arising under this Agreement, or the negotiation thereof or inducements to enter into the Agreement, the dispute shall, at the request of any Party, be exclusively resolved through the following procedures:

Please Initial:                  NHC: _____                    Director: _____

(1)	(a)	First, the issue shall be submitted to mediation before a mediation service in Palm Beach County, Florida, to be selected by lot from six alternatives to be provided, three by the Director and three by PUGET.

(b)	The mediation efforts shall be concluded within ten business days after their initiation unless the Parties unanimously agree to an extended mediation period;

(2)	In the event that mediation does not lead to a resolution of the dispute then at the request of any Party, the Parties shall submit the dispute to binding arbitration before an arbitration service located in Palm Beach County, Florida to be selected by lot, from six alternatives to be provided, three by the Director and three by PUGET.

(3)	Expenses of mediation shall be borne by the Parties equally, if successful; Expenses of mediation, if unsuccessful and of arbitration shall be borne by the Party or Parties against whom the arbitration decision is rendered; and if the terms of the arbitral award do not establish a prevailing Party, then the expenses of unsuccessful mediation and arbitration shall be borne equally by the Parties.

6.8           Benefit of Agreement.

This Agreement may be assigned only by PUGET; subject to the foregoing restriction on assignment by the Director, the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, jointly and severally, their successors, assigns, personal representatives, estate, heirs and legatees.

6.9           Captions.

The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

6.10         Representation by Counsel.

The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Parties drafting such agreement or document.

6.11         Further Assurances.

The Parties hereby agree to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, stock certificates and other documents, as may, from time to time, be required herein to effect the intent and purpose of this Agreement.

6.12         Status.

(A)	Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, employer-employee relationship, lessor-lessee relationship, or principal-agent relationship.

(B)	In amplification of the foregoing, the Director shall be responsible for providing his or her own office facilities and supporting personnel and payment of all expenses associated with provision of services unless other arrangements are pre-approved in writing by the PUGET’s client involved and shall generally determine the time and place for the performance of his services under this Agreement, provided that such time and place must be reasonable under the circumstances and acceptable to the PUGET’s client involved.

Please Initial:                  NHC: _____                    Director: _____

(C)	Consequently, throughout the term of this Agreement, the Director shall serve an independent contractor, as that term is defined by the Service, and in conjunction therewith, shall be responsible for all of his own Tax reporting and payment obligations.

6.13         Counterparts.

(A)	This Agreement may be executed in any number of counterparts delivered through email transmission. All executed counterparts shall constitute one Agreement notwithstanding that all signatories are not signatories to the original or the same counterpart.

In Witness Whereof, the Parties have executed this Agreement, effective as of the last date set forth below.

Signed, Sealed & Delivered
In Our Presence
PUGET TECHNOLOGIES, INC..

{Corporate Seal}

By:
Karen Lynn Fordham, President
Dated: October __, 2021
Attest:
Carlos H. Arce, Esquire, Secretary

The Director
On his or her own behalf and
as the agent for his or her Affiliates

Dated: October __, 2021

Please Initial:                  NHC: _____                    Director: _____

Exhibits

Exhibit	Description	Response

0.1	Director Data	Full Name:
Address:
Telephone:
WhatsApp:
Email:
Social Security Number:
4.1	Incentive Equity Compensation
6.1(A)	PUGET Securities Currently Owned by the Director